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               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


                            Form 8-K


        Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  May 16, 2000
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                       inTEST Corporation
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       (Exact Name of Registrant as Specified in Charter)

   Delaware                 0-22529                22-2370659
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(State or Other     (Commission File Number)   (I.R.S. Employer
Jurisdiction of                               Identification No.)
 Incorporation)


2 Pin Oak Lane, Cherry Hill, New Jersey              08003
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(Address of Principal Executive Offices)           (Zip Code)



Registrant's telephone number, including area code: (856)424-6886
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ITEM 5.   OTHER EVENTS.

     On March 9, 2000, inTEST Corporation (the "Company") completed a merger with Temptronic Corporation, a Massachusetts corporation ("Temptronic"), whereby Temptronic was merged into a wholly-owned subsidiary of the Company. The Company exchanged 2,046,793 shares of its common stock for all of the Temptronic common stock. Each share of Temptronic common stock was exchanged for 0.925 shares of the Company's common stock. In addition, outstanding Temptronic stock options were converted at the same exchange ratio into options to acquire 175,686 shares of the Company's common stock. The merger was accounted for under the pooling-of-interests method of accounting.

	The Securities and Exchange Commission and its Accounting Series Release No.135 ("ASR No. 135"), prohibits affiliates of a company that are party to a business combination accounted for as a pooling-of-interests from selling any common stock received in such business combination until such time as financial results covering at least 30 days of post-merger combined operations have been published. In accordance with ASR No. 135 and certain provisions of the Agreement and Plan of Merger, dated January 4, 2000, by and among Temptronic, the Company and a wholly-owned subsidiary of the Company, the consolidated results of operations for the month ended April 30, 2000 were as follows (in thousands, except per share data):

            Net revenues                     $6,190
            Net income                          893
            Net income per share - diluted    $0.11

	The above results have been prepared and published only for purposes of complying with the above contractual requirements and with the pooling-of-interests accounting requirements and therefore are not indicative or predictive of the results for any interim period or the quarter ended June 30, 2000. As previously disclosed, the Company recorded a one-time restructuring charge of approximately $2.6 million in connection with the merger during the quarter ended March 31, 2000. The Company does not expect to record any further costs related to the merger in future periods.

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                           SIGNATURE


	Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                inTEST CORPORATION

                             By: /s/ Hugh T. Regan, Jr.
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                                Hugh T. Regan, Jr.
                                Treasurer, Chief Financial
                                 Officer and Secretary

Date:  May 16, 2000
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